Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission
Washington, D.C. 20549

We consent to the use in this Registration Statement on the Post-Effective Amendment No.1 on Form S-1 of Full Throttle Indoor Kart Racing, Inc. of our report dated June 18, 2010, relating to our audit of the financial statements for the for the period from July 10, 2009 (inception) through May 31, 2010 appearing in the prospectus which is part of this Registration Statement.

We also consent to the references to our Firm under the caption “Experts” in such Prospectus.

/s/ Cordovano and Honeck LLP
Englewood, Colorado
April 29, 2011